Discussion and Reconciliation of Non-GAAP Measures

Supplemental Operational Measures

We provide a supplemental discussion of our business solutions operations that is calculated by combining our Mobility and Business Wireline operating units, and then adjusting to remove non-business operations. The following table presents a reconciliation of our supplemental Business Solutions results.

Supplemental Operational Measure
	Third Quarter
	September 30, 2020				September 30, 2019
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$13,883	$—	$(11,932)	$1,951	$13,930	$—	$(12,042)	$1,888
Strategic and managed services	—	3,967	—	3,967	—	3,900	—	3,900
Legacy voice and data services	—	2,031	—	2,031	—	2,252	—	2,252
Other services and equipment	—	342	—	342	—	351	—	351
Wireless equipment	4,011	—	(3,349)	662	3,771	—	(3,079)	692
Total Operating Revenues	17,894	6,340	(15,281)	8,953	17,701	6,503	(15,121)	9,083

Operating Expenses
Operations and support	10,182	3,833	(8,507)	5,508	9,948	4,022	(8,325)	5,645
EBITDA	7,712	2,507	(6,774)	3,445	7,753	2,481	(6,796)	3,438
Depreciation and amortization	2,021	1,329	(1,700)	1,650	2,011	1,271	(1,709)	1,573
Total Operating Expenses	12,203	5,162	(10,207)	7,158	11,959	5,293	(10,034)	7,218
Operating Income	5,691	1,178	(5,074)	1,795	5,742	1,210	(5,087)	1,865
Equity in Net Income (Loss) of Affiliates	—	—	—	—	—	—	—	—
Operating Contribution	$5,691	$1,178	$(5,074)	$1,795	$5,742	$1,210	$(5,087)	$1,865
[1]Non-business wireless reported in the Communication segment under the Mobility business unit.

Supplemental Operational Measure
	Nine-Months Ended
	September 30, 2020				September 30, 2019
	Mobility	Business Wireline	Adjustments[1]	Business Solutions	Mobility	Business Wireline	Adjustments[1]	Business Solutions
Operating Revenues
Wireless service	$41,520	$—	$(35,736)	$5,784	$41,383	$—	$(35,837)	$5,546
Strategic and managed services	—	11,789	—	11,789	—	11,513	—	11,513
Legacy voice and data services	—	6,227	—	6,227	—	6,973	—	6,973
Other services and equipment	—	1,030	—	1,030	—	1,102	—	1,102
Wireless equipment	10,925	—	(8,968)	1,957	10,973	—	(9,074)	1,899
Total Operating Revenues	52,445	19,046	(44,704)	26,787	52,356	19,588	(44,911)	27,033

Operating Expenses
Operations and support	29,083	11,563	(24,004)	16,642	29,511	12,029	(24,769)	16,771
EBITDA	23,362	7,483	(20,700)	10,145	22,845	7,559	(20,142)	10,262
Depreciation and amortization	6,078	3,948	(5,114)	4,912	6,027	3,735	(5,119)	4,643
Total Operating Expenses	35,161	15,511	(29,118)	21,554	35,538	15,764	(29,888)	21,414
Operating Income	17,284	3,535	(15,586)	5,233	16,818	3,824	(15,023)	5,619
Equity in Net Income (Loss) of Affiliates	—	—	—	—	—	—	—	—
Operating Contribution	$17,284	$3,535	$(15,586)	$5,233	$16,818	$3,824	$(15,023)	$5,619
[1]Non-business wireless reported in the Communication segment under the Mobility business unit.
Results have been recast to conform to the current period's classification.